Exhibit 99.1

Key Pennsylvania Legislation Clears Senate Environmental Resources and Energy Committee
October 18, 2017. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment and resource recovery technology, announced that the Pennsylvania Clean Water Procurement Act (SB 799) was successfully voted out of the Pennsylvania Senate Environmental Resources and Energy Committee by a 10-2 vote. It will next be scheduled for consideration in the Senate.
SB 799 is a government reform bill that will allow the private sector to provide low-cost solutions to Pennsylvania’s Chesapeake Bay obligations, as well as the Commonwealth’s own drinking water issues. SB 799 was introduced to implement the recommendations of a bipartisan 2013 PA legislative study that demonstrated that competitive bidding could generate annual savings up to 80 percent ($1.5 billion) in Bay mandate costs by 2025. In an April 2017 Letter of Expectation to the PA DEP, US EPA expressed its support for the use of credit trading and competitive procurement to engage the private sector to help reduce costs. The Letter specifically encouraged trading to offset PA’s looming multi-billion-dollar storm water mandates, which is the initial focus of SB 799.
Senator Richard Alloway, the Bill’s prime sponsor, said in a press release when the Bill was first referred to the Committee in June, “We can save taxpayers billions while improving drinkable water within the Chesapeake Bay watershed, which has been threatened through years of poor cleanup efforts.” Pennsylvania State Representative Garth Everett, Chairman of the Chesapeake Bay Commission, stated at that time, “If we maintain the failed status quo that restricts private sector competition, meeting the 2025 Chesapeake Bay targets will equate to the single largest tax increase families and businesses within the Susquehanna watershed will see in their lifetime.”
Craig Scott, Bion’s Communications Director, said, “We are very encouraged that the Committee has now advanced SB 799 for consideration in the Senate. While there is still work to be done in both the Senate and House, we remain confident that the bill offers the best-case scenario for Pennsylvania’s Bay mandates, as well as the state’s own water quality issues and its taxpayers. Pennsylvania needs to use all the tools available to meet the environmental challenges it faces – and that includes the private sector.”

Bion Environmental Technologies’ patented, next-generation technology provides verified comprehensive treatment of animal waste from large-scale livestock production facilities. The technology platform achieves dramatic reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the recovery of valuable byproducts. For more information, see Bion’s website, www.biontech.com.
This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘if adopted’, 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.
Contact information:
Craig Scott
Director of Communications
303-843-6191 direct